EXHIBIT 5.1

[LETTERHEAD OF COOLEY GODWARD LLP]

December 11, 2003

Aradigm Corporation
3929 Point Eden Way
Hayward, California 94545

RE: Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Aradigm Corporation (the “Company”) of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus covering the resale of up to 7,780,550 shares of common stock (the “Common Shares”) and up to 2,020,133 shares of common stock that may be issued upon the exercise of warrants (the “Warrant Shares”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company’s Amended and Restated Articles of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all signatures on original documents, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Common Shares have been validly issued and are fully paid and non-assessable, and the Warrant Shares, when issued upon exercise of the warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By:	/s/ Jamie E. Chung
Jamie E. Chung